Exhibit 10(a)
RETENTION AGREEMENT

This Retention Agreement (“Agreement”), between FPL Group, Inc. (hereinafter called the "Company") and Robert L. McGrath (hereinafter called the "Executive") is dated and effective April 27, 2010.

WHEREAS, the Executive, as Executive Vice President, Engineering, Construction & Corporate Services of the Company and of Florida Power & Light Company, is an important part of Company management; and

WHEREAS, the Company desires to assure itself of continuity of management and the continued availability of the services of the Executive, and in furtherance thereof is willing to provide an incentive to the Executive to remain with the Company; and

WHEREAS, the Executive is willing to remain with the Company under the terms and conditions provided herein.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the Company and the Executive agree as follows:

1.           Term – This Retention Agreement shall commence on the date first above written and shall terminate at the close of business on the first regular Company payroll date next following February 29, 2012 (the “Agreement Termination Date”), unless earlier terminated or extended in writing by the parties.

2.           Retention Payment – If:

(a) the Executive continues to be employed on a full-time basis by, and provides services to, the Company (or a subsidiary, affiliate or successor of the Company) from the date hereof through the Agreement Termination Date, and

(b) the Executive does not breach any provision of this Retention Agreement, and

(c) during the term of this Retention Agreement, the Company (and/or any subsidiary, affiliate or successor of the Company), executes one or more power purchase agreements, pursuant to which the Company (or any such subsidiary, affiliate or successor of the Company, as the case may be) agrees to sell power generated by an electricity generation project owned by the Company (or by any such subsidiary, affiliate or successor of the Company) to an eligible purchaser of that power (an “Eligible Purchaser,” as hereinafter defined), and the Eligible Purchaser agrees to purchase such power from the Company or from any such subsidiary, affiliate or successor of the Company (each such agreement an “Eligible PPA” and such agreements collectively, “Eligible PPAs”), then the Executive will receive a retention payment (“Retention Payment”), payable on the Agreement Termination Date, in an amount equal to $5,000 times the number of megawatts (“MW”) under all Eligible PPAs, with a maximum of 200 MW. The following illustrates this calculation:

Number of MW under Eligible PPAs with Eligible Purchasers	Retention Payment Amount
At least 1	$5,000
50	$250,000
100	$500,000
200 or more	$1,000,000

For purposes of this Agreement, an “Eligible Purchaser” shall be a purchaser whom the chief executive officer or chief operating officer of the Company shall determine to qualify as such for purposes hereof, such determination to be evidenced by a writing executed by the chief executive officer or the chief operating officer.

3.         Other Conditions – Except as otherwise set forth herein, in order for the Retention Payment to become payable and to be paid, the Executive must remain in compliance with, and not breach, the terms and conditions (including without limitation the Protective Covenants) set forth in this Retention Agreement.  A breach by the Executive of the terms and conditions set forth in this Retention Agreement shall result in the immediate forfeiture of any rights to the Retention Payment.  In the event that the Executive’s employment with the Company (or a subsidiary, affiliate or successor of the Company) terminates for any reason prior to the Agreement Termination Date, his rights hereunder will be determined as follows:

(a)         If the Executive’s termination of employment prior to the Agreement Termination Date is due to resignation, discharge for Cause (as hereinafter defined), or retirement, all rights to the Retention Payment under this Retention Agreement shall be immediately forfeited, and

(b)         If the Executive’s termination of employment prior to the Agreement Termination Date is due to:

i.	total and permanent disability (as defined under the Company’s executive long-term disability plan in effect at the time of disability),
ii.	death, or
iii.	discharge without Cause,

then the Executive shall be paid the Retention Payment, in an amount calculated in the manner set forth in section 2 hereof, provided that the date of the Executive’s termination of employment shall be substituted for, and deemed to be, the Agreement Termination Date, and provided further that the Retention Payment shall be paid as soon as administratively feasible following termination of employment under this section 3(b), but in no event later than the 15th day of the third month following the end of the first taxable year in which the right to such payment arises.

For purposes of this section 3, “Cause” shall mean a material and willful failure by the Executive to meet his obligations as Executive Vice President, Engineering, Construction & Corporate Services of the Company and of Florida Power & Light Company (or such other obligations or duties as the Company’s Chief Executive Officer or President shall reasonably assign to him, which shall be reasonably similar to the Executive’s duties on the date hereof and shall not impair the Executive’s ability to oversee the construction of power generation projects). Cause shall also mean the Executive’s conviction of, or plea of guilty or nolo contendre to, a felony involving (a) an act of dishonesty against the Company (or a subsidiary, affiliate or successor of the Company), (b) an act of moral turpitude, or (c) an act that causes, or could reasonably be expected to cause, material harm to the Company’s (or a subsidiary’s, affiliate’s or successor’s) financial status or reputation.

4.           Nonassignability - The Executive’s rights and interest in the Retention Payment may not be assigned, pledged, or transferred prior to the Agreement Termination Date except, in the event of death, to a designated beneficiary or by will or by the laws of descent and distribution. This Retention Agreement and all of the Executive’s rights, duties and obligations hereunder are personal in nature and may not be assigned, delegated or otherwise disposed of by the Executive.

5.           Effect Upon Employment - This Retention Agreement is not to be construed as giving any right to the Executive for continuous employment by the Company or a subsidiary or affiliate.  The Company and its subsidiaries and affiliates retain the right to terminate the Executive at will and with or without cause at any time (subject, however, to any rights the Executive may have under the Amended and Restated Executive Retention Employment Agreement dated December 12, 2008 between the Company and the Executive, as the same may be amended).

6.           Successors and Assigns - This Retention Agreement shall inure to the benefit of and shall be binding upon the Company and the Executive and their respective heirs, successors and assigns.

7.           Protective Covenants - In consideration of the Retention Payment, the Executive covenants and agrees as follows (the "Protective Covenants"):

(a)
During the Executive's employment with the Company, and for a two-year period following the termination of the Executive's employment with the Company, the Executive agrees (i) not to compete or attempt to compete for, or act as a broker or otherwise participate in, any projects in which the Company has at any time done any work or undertaken any development efforts, or (ii) directly or indirectly solicit any of the Company’s customers, vendors, contractors, agents, or any other parties with which the Company has an existing or prospective business relationship, for the benefit of the Executive or for the benefit of any third party, nor shall the Executive accept consideration or negotiate or enter into agreements with such parties for the benefit of the Executive or any third party.

(b)
During the Executive's employment with the Company, and for a two-year period following the termination of the Executive's employment with the Company, the Executive shall not, directly or indirectly, on behalf of the Executive or for any other business, person or entity, entice, induce or solicit or attempt to entice, induce or solicit any employee of the Company or its subsidiaries or affiliates to leave the Company's employ (or the employ of such subsidiary or affiliate) or to hire or to cause any employee of the Company to become employed for any reason whatsoever.

(c)
The Executive shall not, at any time or in any way, disparage the Company or its current or former officers, directors, and employees, orally or in writing, or make any statements that may be derogatory or detrimental to the Company’s good name or business reputation.

(d)
The Executive acknowledges that the Company would not have an adequate remedy at law for monetary damages if the Executive breaches these Protective Covenants.  Therefore, in addition to all remedies to which the Company may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, the Company will be entitled to specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach.  In addition, upon any breach of these Protective Covenants or any separate confidentiality agreement or confidentiality provision between the Company and the Executive, all Executive’s rights to receive the Retention Payment under this Retention Agreement shall be forfeited.

(e)
For purposes of this section 7, the term "Company" shall include all subsidiaries and affiliates of the Company, including, without limitation, Florida Power & Light Company and NextEra Energy Resources, LLC, and their respective subsidiaries and affiliates (such subsidiaries and affiliates being hereinafter referred to as the “FPL Entities”). The Company and the Executive agree that each of the FPL Entities is an intended third-party beneficiary of this section 7, and further agree that each of the FPL Entities is entitled to enforce the provisions of this section 7 in accordance with its terms.

(f)
Notwithstanding anything to the contrary contained in this Retention Agreement, the terms of these Protective Covenants shall survive the termination of this Retention Agreement and shall remain in effect.

8.           Governing Law/Jurisdiction - This Retention Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles.  All suits, actions, and proceedings relating to this Agreement may be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida in West Palm Beach, Florida.  The Company and the Executive hereby consent to the nonexclusive personal jurisdiction of the courts described in this section 8 for the purpose of all suits, actions, and proceedings relating to the Agreement or the Plan.  The Company and the Executive each waive all objections to venue and to all claims that a court chosen in accordance with this section 8 is improper based on a venue or a forum non conveniens claim.

9.         Amendment - This Retention Agreement may be amended, in whole or in part and in any manner, at any time and from time to time, by written agreement between the Company (upon the approval of the Compensation Committee of the Board of Directors) and the Executive.

10.         Notices - All notices and other communications required or permitted by this Agreement or necessary or convenient in connection with it shall be in writing and shall be deemed to have been given when delivered by hand or overnight delivery or mailed by registered or certified mail, return receipt requested, to:

FPL Group, Inc.: Mr. James W. Poppell Executive Vice President, Human Resources 700 Universe Boulevard Juno Beach, Florida 33408 james.poppell@fpl.com	Executive: Robert L. McGrath [Address]

11.         Entire Agreement - This Retention Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FPL GROUP, INC. JAMES L. ROBO
Name: Title:	James L. Robo President and Chief Operating Officer
ROBERT L. MCGRATH
Robert L. McGrath